Exhibit 4.4
NON-COMPETITION AGREEMENT
This AGREEMENT (this "Agreement") is made effective as of November 2, 2021 between DIANA SHIPPING INC., a Marshall Islands company ("Diana") and OCEANPAL INC., a Marshall Islands company ("OceanPal", and together with Diana, the "parties").
WHEREAS, Diana is engaged in the ownership, operation and chartering of dry bulk vessels;
WHEREAS, OceanPal is engaged in the ownership, operation and chartering of dry bulk vessels (each an "OceanPal vessel");
WHEREAS, Diana is the sole shareholder of OceanPal and intends to distribute of all of OceanPal's issued and outstanding common shares to Diana's shareholders (the "Spin-Off") such that OceanPal will be an independent publicly traded company following the Spin-Off;
WHEREAS, certain of the senior executive officers and directors of Diana will continue to serve as senior executive officers and directors of OceanPal following the Spin-Off;
WHEREAS, Diana and OceanPal desire to enter into this Agreement to memorialize their agreement relating to engaging in potentially competitive business activities and certain other matters set forth more fully herein.
NOW, THEREFORE, in consideration of the mutual covenants and premises of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Rights of First Refusal.
(a) Vessel Acquisitions. Diana hereby grants to OceanPal a right of first refusal over any opportunity available to Diana (or any wholly-owned subsidiary of Diana) to acquire or to charter-in any dry bulk vessel larger than 70,000 deadweight tons built prior to 2006 (an "Acquisition Opportunity") in accordance with this Section 1(a). In the event that an Acquisition Opportunity is made available to Diana, Diana shall notify OceanPal of such Acquisition Opportunity. To the extent such Acquisition Opportunity constitutes the acquisition of a vessel, such Acquisition Opportunity shall be offered to the Company at a purchase price not to exceed the fair market value of the vessel, which fair market value shall be determined as the average of two independent broker valuations of two brokers mutually agreeable to each of Diana and OceanPal.  Within seven (7) calendar days after receipt of such notice from Diana, OceanPal shall have the right to exercise its right of refusal and pursue the Acquisition Opportunity.  In the event that OceanPal does not exercise its right of first refusal on or before the seventh day following receipt of the notice from Diana, Diana shall be entitled to pursue such Acquisition Opportunity.  To the extent that the seller or charterer of any vessel that is the subject of an Acquisition Opportunity indicated in writing that it is unwilling or unable to sell or charter the vessel that is the subject of an Acquisition Opportunity to OceanPal, Diana shall have the right, but not the obligation, to purchase the vessel itself and offer OceanPal the opportunity to purchase the vessel on substantially the same terms within 30 days of such acquisition by Diana and OceanPal shall have up to 15 days to elect to purchase such vessel from Diana.

(b) Vessel Employment. Diana hereby grants to OceanPal a right of first refusal over any employment opportunity for a dry bulk vessel pursuant to a spot market charter presented or available to Diana with respect to any vessel owned or chartered in, directly or indirectly, by Diana (a "Charter Opportunity") in accordance with this Section 1(b). In the event Diana receives an offer for or negotiates a Charter Opportunity relating to a dry bulk vessel for which an OceanPal vessel meets the charterer's requirements relating to, among other factors, vessel age, size and other specifications, vessel positioning, and cost, then prior to entering into such Charter Opportunity, Diana shall notify OceanPal of such Charter Opportunity. Within one (1) business day after receipt of such notice from Diana, OceanPal shall have the right, directly or through one or more wholly owned subsidiaries, to exercise its right of first refusal and enter into the Charter Opportunity. In the event that OceanPal does not exercise its right of first refusal on or before the fifth day following receipt of the notice from Diana, Diana shall be entitled to pursue such Charter Opportunity.
2. Non-Solicitation.  Each of the parties agrees that during the term of this agreement and for a period of six (6) months thereafter, neither party will, without the prior written consent of the other party, directly or indirectly, including through a wholly-owned subsidiary or affiliate, on behalf of itself or any other individual or entity, solicit for employment, induce or encourage the resignation of any employee of the other party or its related entities, subsidiaries or affiliates, or any person who was employed by the other party or a subsidiary or affiliate of the other party within six months of the date of such solicitation; or in any other way interfere or attempt to interfere with the relationship of either party hereto with any of its or their employees, provided, however, that nothing herein shall be deemed to prohibit or limit (i) certain of the executive officers and/or directors of Diana set forth on Schedule I from providing services to OceanPal in their capacity as executive officers and / or directors of OceanPal or (ii) either party from hiring any person, including a person then employed by the other party, that is introduced to either party, or which Diana or OceanPal become aware of through, any non-targeted solicitation.
3. Confidentiality.  Except as (i) the parties may otherwise agree or (ii) as may be required by either party in the disclosing party's reasonable opinion after consultation with outside legal counsel by applicable law (including without limitation U.S. federal securities law) or compliance with the requirements of any regulatory authority or stock exchange on which the shares of a party may be listed, any non-public information or confidential information relating to or obtained in the pursuant to this Agreement or any transaction contemplated therefor, or the business or affairs of either party, their respective subsidiaries or affiliates, shall be kept strictly confidential by the other party hereto; provided, however, in the case of clause (ii) of this Section 3, prior to any public disclosure by a party hereto contemplated to be made in order to comply with applicable law or requirements of regulatory authorities or stock exchange requirements, the disclosing party shall provide a draft of such public disclosure or other communication to the non-disclosing party in advance and consult with the non-disclosing party regarding the contents of such disclosure and, to the extent reasonably practicable in the circumstances, take into consideration any comments on such disclosure as may be provided by the non-disclosing party.
4. Notices.  Each notice, consent or request required to be given to a party pursuant to this Agreement must be given in writing (including prepaid overnight courier or electronic mail) and will be given to such party at its respective address set forth below or at such other address as such party may hereafter specify for the purpose by notice to the other party.

If to Diana:

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
Attention: Ioannis Zafirakis
Tel: +30 2109470100
Email: izafirakis@dianashippinginc.com

With Copy to:
Edward S Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Tel: (212) 574-1265
Email: horton@sewkis.com

If to OceanPal:

OceanPal Inc.
Pendelis 26
175 64 Palaio Faliro
Athens, Greece
Attention: Eleftherios Papatrifon
Tel: +30 210 9485360
Email: lpapatrifon@oceanpal.com

With Copy to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Tel: (212) 574-1265
Email: horton@sewkis.com

5. Termination. This Agreement shall terminate on the date that (i) Diana's ownership of OceanPal's equity securities represents less than 10% of the total outstanding voting power of OceanPal and (ii) Diana and OceanPal share no common executive officers.
6. Governing Law.  This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of New York.
7. Further Assurances. Each of the parties to this Agreement agrees to execute, acknowledge and deliver all such instruments and take all such actions a party from time to time may reasonably request in order to further effectuate the purposes of this Agreement and to carry out the terms hereof and to better assure and confirm to the Company its rights, powers and remedies hereunder.
8. Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the parties and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement is not assignable by either party without the prior written consent of the other party.
9. Severability.  If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, then this Agreement will be construed as if such invalid, illegal, or unenforceable provision or part of a provision had never been contained in this Agreement.
10. Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of such counterparts together will constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of signature pages by electronic transmission (e.g., through use of a Portable Document Format or "PDF" file).
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

DIANA SHIPPING INC.

/s/ Ioannis Zafirakis
Name: Ioannis Zafirakis
Title: Director, Chief Financial Officer, Chief Strategy Officer, Treasurer and Secretary

OCEANPAL INC.

/s/ Eleftherios Papatrifon
Name: Eleftherios Papatrifon
Title: Director and Chief Executive Officer

[Signature Page to Non-Competition Agreement]

Schedule I
Person	Diana Capacity	OceanPal Capacity
Semiramis Paliou	Director and Chief Executive Officer	Director and Chairperson
Ioannis Zafirakis	Director, CFO, Chief Strategy Officer, Treasurer & Secretary	Director, President, Interim Chief Financial Officer and Secretary
Eleftherios Papatrifon	Chief Operating Officer	Director and Chief Executive Officer

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